EXHIBIT 10.334
NOTE

U.S. $523,663.00	February 28, 2014

FOR VALUE RECEIVED, the undersigned, CHRISTOPHER F. BROGDON ("Brogdon"), promises to pay to the order of ADCARE HEALTH SYSTEMS, INC., a Georgia corporation ("AdCare"), the principal sum of FIVE HUNDRED TWENTY-THREE THOUSAND SIX HUNDRED SIXTY-THREE AND 00/100 DOLLARS ($523,663.00) (the "Principal").

The unpaid Principal of this Note (the "Note") shall not bear interest except as set forth in the immediately following sentence. If any payment required under this Note is not made within five (5) days of the due date, interest on the outstanding Principal balance shall accrue as of March 1, 2014 at the rate often percent (10%) per annum.

The Principal balance plus accrued interest (if any) shall be due and payable in five (5) equal monthly payments as follows:

Commencing on September 1, 2014 and continuing on the first day of each month thereafter, equal payments of principal in the amount of $104,732.60 plus accrued interest (if any) shall be due and payable. The unpaid Principal of this Note, together with all accrued and unpaid interest (if any), shall be due and payable on December 31, 2014 (the "Maturity Date").

Notwithstanding any provision hereof, the Principal balance, plus accrued interest (if any), shall be paid upon the closing of the sale of the Riverchase Facility to the extent of Net Sales Proceeds from such sale. If Net Proceeds from such sale are not sufficient to pay the Principal balance plus accrued interest (if any) in full, the remaining outstanding Principal balance shall be due and payable on the terms set forth in the immediately preceding paragraph. All capitalized but undefined terms used in this paragraph shall have the meanings set forth in that certain Agreement of even date herewith between Brogdon and his affiliated entities, on the one hand, and AdCare and its affiliated entities, on the other hand.

Brogdon acknowledges and agrees that all amounts due under this Note are due and payable as stated herein, and AdCare has no obligation to renew or extend this Note. The books and records of AdCare shall constitute prima facie evidence of all matters with respect to the amounts due hereunder. Payments shall be applied first to interest and then to Principal.

ADDITIONAL COVENANTS:

1.	Default.

a.	Each of the following shall be a default ("Default") under this Note:

(a)failure of Brogdon to pay any amount due hereunder, or any part hereof, or any extension or renewal hereof, within five (5) days of the due date; or

(b)Brogdon's failure to perform or comply with any of the covenants or agreements contained herein.

b.    If this Note is placed in the hands of one or more attorneys for collection or in the hands of one or more attorneys for representation of AdCare in connection with any bankruptcy, probate or other court or by any other legal proceedings, Brogdon shall pay the fees and expenses of such attorneys in addition to the full amount due hereon, whether or not litigation is commenced.

c.    In the event (i) that there occurs any Default hereunder; or (ii) that Brogdon shall become insolvent or make an assignment for the benefit of his creditors; or (iii) that a petition is filed or any other proceeding is commenced under the Federal Bankruptcy Act or any state insolvency statute by or against Brogdon; or (iv) that a receiver or similar person is appointed for Brogdon; then, in any such event, the entire unpaid Principal balance due hereon and all accrued interest at the option of the holder hereof shall become immediately due and payable without any notice or demand. Failure to exercise this option shall not constitute a waiver of the right to exercise the same in the event of any subsequent Default.

2.    Prepayment. Brogdon may prepay this Note at any time without premium or penalty.

3.    Waivers by Brogdon and Others. Brogdon and all endorsers, sureties and guarantors hereof hereby severally waive presentment for payment, notice of non-payment, protest, and notice of protest, and diligence in enforcing payment hereof, and consent that the time of payment may be extended without notice. The makers, endorsers, guarantors, and sureties executing this Note also waive any and all defenses which they may have upon the ground of any extension of time of payment which may be given by the holder of this indebtedness to any of the undersigned, or to any other person assuming payment hereof.

4.    Amendments, Modifications and Waiver. No amendment, modification or waiver of any provision of this Note, nor consent to any departure by Brogdon therefrom, shall be effective unless the same shall be in a writing signed by AdCare, and then only in the specific instance and for the purpose for which given. No failure or delay on the part of AdCare to exercise any right under this Note shall operate as a waiver thereof, nor shall any single or partial exercise by AdCare of any right under this Note preclude any other or further exercise thereof, or the exercise of any other right. Each and every right granted to AdCare under this Note or allowed to it at law or in equity shall be deemed cumulative and such remedies may be exercised from time to time concurrently or consecutively at AdCare's option.

5.    Payment. All payments due under this Note shall be paid to AdCare at such place as AdCare may direct. Whenever a payment is due on a day other than a business day (all days except Saturday, Sunday and legal holidays under federal or Georgia law), the maturity thereof shall be extended to the next succeeding business day. If any amount due hereunder is not paid within ten (10) days of the date when due, Brogdon agrees to pay an administrative and late charge equal to the lesser of (a) five percent (5%) on and in addition to the amount of such overdue amount, or (b) the maximum charges allowable under applicable law.

6.    Notices. All notices or other communications required or otherwise given pursuant to this Note shall be in writing and shall be delivered by hand delivery or nationally recognized overnight courier to the following addresses:

If to Brogdon:	Christopher F. Brogdon
Two Buckhead Plaza
3050 Peachtree Road NW
Suite 355
Atlanta, Georgia 30305

If to AdCare:	AdCare Health Systems, Inc.
1145 Hembree Road
Roswell, Georgia 30076
Attention: Boyd P. Gentry

7.    Usury Limitation. Notwithstanding anything to the contrary contained herein, at no time shall Brogdon be obligated to pay interest on this Note at a rate which would subject AdCare to either civil or criminal liability because such rate exceeds the maximum interest rate permitted under applicable legal requirements. If the terms of this Note would otherwise require Brogdon to pay interest on the loan at a rate in excess of such maximum rate, the rate of interest on the loan shall immediately be reduced to such maximum rate, the interest payable on the loan shall be computed at such maximum rate, and all prior payments of interest in excess of such maximum rate shall be applied as payments in reduction of principal. If such excessive interest exceeds the amount owing to AdCare, then AdCare shall refund any such excess to Brogdon. All sums paid or agreed to be paid to AdCare in connection with the loan which are, under applicable legal requirements, characterized as interest, shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term of the loan until paid in full so that the actual rate of interest on the loan is uniform throughout the term of the loan.

8.    Paragraph Headings.    Paragraph headings are inserted for convenience of reference only, do not form part of this Note and shall be disregarded for purposes of the interpretation of the terms of this Note.

9.    Time of Essence. Time is of the essence with respect to each and every covenant and obligation of Brogdon under this Note.

10.    Governing Law. THIS NOTE    SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, BROGDON HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIMS TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS NOTE.

IN WITNESS WHEREOF, Brogdon has executed this Note as of the date first written above.

BROGDON:

/s/ Christopher F. Brogdon
Christopher F. Brogdon